Exhibit 10.7

[TERRATEC ENGINEERING, LLC.]	W67 Evergreen Blvd, Suite 205
Cedarburg, Wisconsin 53012
Tel.: 262.377.9905
Fax: 262.375.1958
December 18, 2005
Mr. Troy Prescott
Cardinal Ethanol
2 OMCO Square
Post Office Box 501
Winchester, IN

Re:	Ethanol Facility Track Design Proposal
Winchester, Wisconsin
TerraTec File No. P0512003
Dear Mr. Prescott:
As discussed, TerraTec Engineering, LLC (TerraTec) is pleased to submit this proposal to provide track design services for the above referenced project. The following paragraphs describe our project understanding, scope of services, general project assumptions, cost estimate and schedule.
PROJECT UNDERSTANDING
It is our understanding that Cardinal Ethanol proposes to build an ethanol plant in/near Winchester, Indiana. The proposed plant will be served by rail and is anticipated to produce approximately 100 million gallons of ethanol per year. Cardinal Ethanol has hired Fagen to design/build the facility. TerraTec has had, and continues to have, a good working relationship with Fagen. TerraTec personnel have designed numerous ethanol facility track with Fagen. This relationship will allow TerraTec to seamlessly work with Fagen to achieve an economically, operationally efficient track layout.
This proposal addresses the track portion of the ethanol facility from site selection through construction observation.
SCOPE OF SERVICES
TerraTec proposes to perform the following tasks that are described in the paragraphs below:
Task 1 – Site Selection Assistance
Task 2 – Track Engineering
Task 3 – Bidding Assistance
Task 4 – Construction Observation
Task 1 – Site Selection Assistance
TerraTec will evaluate each site from a track construction/operation view. This evaluation will take the form of a Concept Layout Plan (overlaid onto Fagen’s Ethanol Plant Concept Plant) and an advantages/disadvantages summary letter for each site. No site visits re anticipated.
Task 2 – Design
TerraTec will develop the design criteria through conversations with the Cardinal Ethanol operations personnel and the Operating Railroad. Based on these discussions, TerraTec will prepare and submit the Design Criteria Summary.

Proposal
December 18, 2003

Once the criteria is established, TerraTec will work with Fagen to develop a design for the rail yard based on the Concept Plan developed in Task 1 above and on our previous ethanol plant operational design experience. The design will be developed in accordance with the operating Railroad’s design specifications and the Design Criteria. TerraTec will submit a draft design to the Railroad and Cardinal Ethanol for review and preliminary approval. This submittal is to ensure expedited approvals at final submittal.
Upon completion, TerraTec will submit the drawing set to you. Upon your approval, TerraTec will submit the drawings to the Railroad. TerraTec will monitor the Railroad’s review/approval process.
Once the drawings are finalized, TerraTec will develop a Bid Form and a Track Spec. Section for inclusion into Fagen’s bid package. The Bid Form will identify the individual track components and estimated quantities. The subgrade work is to be performed by others, and not within the scope of this proposal.
Task 3 – BIDDING ASSISTANCE
TerraTec will assist Cardinal Ethanol and Fagen with the contractor bidding process. We assume this will involve:
•	Provide a list of pre-qualified rail contractors for bidding.

•	Attend a pre-bid meeting.

•	Conduct up to 3 hours of telephone calls and e-mail correspondence regarding contractor questions

•	Preparation of one bid addendum.

•	Evaluate contractor rail-related bids and provide a contractor selection recommendation.
Task 4 – CONSTRUCTION OBSERVATION ASSISTANCE
TerraTec will assist Cardinal Ethanol and Fagen with construction observation. We assume that Fagen will be monitoring site construction as well as the subgrade of the track. TerraTec construction observation will involve:
•	Attend a pre-construction meeting.

•	Conduct up to 10 hours of telephone calls and e-mil correspondence regarding contractor questions.

•	Observe construction prior to ballast installation.

•	Preparation of one contract addendum.

•	Attend a final walkover and develop a list of items for the contractor to complete.
ESTIMATED PROJECT FEES AND SCHEDULE
TerraTec proposes to perform this work in accordance with the following table. Additional tasks will be billed on a time and material basis upon your written request. These services will be performed upon your acceptance of this proposal and as described in the above paragraphs. This fee will be effective if this proposal is accepted by Cardinal Ethanol within 60 days of the date of this proposal.

Proposal
December 18, 2003

	Schedule*
	(Weeks after Proposal
Task	Acceptance)	Project Fees

Task 1 – Concept Plan	Two Weeks	$1,950 /per proposed site

Task 1 – Design
• Draft	4 weeks	$34,500
• Final	1 week upon receipt of comments	$9,500

Task 3 – Bidding Assistance	4 weeks	$4,200

Task 4 – Construction Observation		$8,000

TOTAL =		$56,200 + Task 1
GENERAL PROECT UNDERSTANDING
1.	This proposal does not include environmental, geotechnical evaluation, civil site layout, stormwater, architectural, electrical, structural, construction services, or permit/application fees. These services can be provided for additional fees, if requested.

2.	The invoiced fee is due immediately upon receipt of the invoice.

3.	Drawings will be prepared in AutoCAD Release 2005.

4.	TerraTec cannot guarantee approvals of any applications.

5.	TerraTec takes no responsibility for any underground structures or buried materials such as foundations, wells, septic, holding tanks, utilities, hazardous materials, or any other items of which no evidence can be found on the surface by a reasonable inspection. TerraTec will not enter any buildings or utility structures on or off the site.

6.	Any significant modifications (i.e., plant relocation, ethanol loadout relocation, scale relocation, turnout relocation, etc.) to the Concept Plan once Task 2 commences will be made (at the request of the Client or regulatory agencies) will be made on a time and material basis.

7.	Fagen will design the site layout, as well as drainage and subgrade for the track.

8.	The Railroad will develop any signalization design required.

9.	Any additional tasks/visits will be performed on a time/material basis, at Cardinal Ethanol’s request. If visits can be coordinated with other site visits in the area, the cost will be split between Cardinal Ethanol and the other site.
TERMS AND CONDITIONS
We have attached to this proposal our General Conditions of Service that are expressly incorporated into, and are an integral part of, our contract for professional services. Please indicate your acceptance of the individual tasks of this proposal by having n authorized representatives of your firm execute one copy, initial those tasks on which you would like us to proceed and return it to our office.
Your acceptance of our proposal confirms that the terms and conditions are understood, including payment to TerraTec Engineering, LLC upon receipt of the invoice, unless specifically arranged otherwise in writing. Of course, should you wish to discuss the terms, conditions, and provisions of our proposal, we would be pleased to do so at your convenience.

Proposal
December 18, 2003

CLOSING
We appreciate this opportunity to assist you with this project. If you have any questions regarding this proposal or if you need additional assistance, please contact us.

Sincerely,

TERRATEC ENGINEERING, LLC.	ACCEPTED BY:

/s/ Linda K. Johnson	SIGNATURE:	/s/ Troy Prescott

Linda K. Johnson, P.E.	TITLE: President
Principal
FIRM: Cardinal Ethanol

Attachments: Fee Schedule
Terms and Conditions	DATE: 1/13/06